UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 17, 2009

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 435-9600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	– Entry into a Material Definitive Agreement.

On June 17, 2009, Nanometrics Incorporated (the “Company”) issued a press release announcing its entry into a strategic business partnership with Zygo Corporation (“Zygo”), pursuant to which the Company purchased from Zygo certain assets under an Asset Transfer Agreement and entered into a Supply Agreement with Zygo. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Pursuant to the Asset Transfer Agreement, the Company purchased from Zygo certain inventory and equipment. The purchase price is payable to Zygo in periodic installments, which installments are calculated based upon sales by the Company of products that incorporate the purchased inventory and equipment; provided, that the Company is required to pay the total purchase price due to Zygo under the Asset Transfer Agreement on or before July 1, 2010. Zygo’s right to payment of the purchase price will be secured by a first priority lien on the purchased assets.

As a condition to the closing of the Asset Transfer Agreement the Company entered into the Supply Agreement, among other things. Pursuant to the Supply Agreement, Zygo will sell to the Company “heads” for use in certain systems, which the Company will have the exclusive right to sell in certain markets. In exchange, the Company will pay to Zygo a technology transfer fee in connection with the sale of certain systems.

Item 9.01	– Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by Nanometrics Incorporated dated June 17, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2009	NANOMETRICS INCORPORATED

/s/ James P. Moniz
James P. Moniz Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release issued by Nanometrics Incorporated dated June 17, 2009.